SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2009

Charter Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

000-27927	43-1857213
(Commission File Number)	(I.R.S. Employer Identification Number)

12405 Powerscourt Drive
St. Louis, Missouri 63131
(Address of principal executive offices including zip code)

(314) 965-0555
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS.

Exchange of Holdco Units

As previously disclosed on December 4, 2009, on November 30, 2009, Charter Communications, Inc. (the “Company”) entered into an exchange agreement (the “Exchange Agreement”), with Charter Investment, Inc. (“CII”), Paul G. Allen (“Mr. Allen”) and Charter Communications Holding Company, LLC (“Holdco”) pursuant to which Mr. Allen and certain persons and entities affiliated with Mr. Allen, have certain rights and options, including, without limitation, at any time and from time to time on or before November 30, 2014, to exchange all or any portion of their membership units in Holdco (the “Holdco Units”) for $1,000 in cash and up to approximately 1.1 million shares of the Company’s Class A common stock in a taxable transaction.

As of November 30, 2009, there was an aggregate of 100 Holdco Units outstanding, of which 99 were held by the Company and one (1) was held by CII.  As permitted by the Exchange Agreement, on December 28, 2009, CII exchanged 81% of its one (1) Holdco Unit for 907,698 shares of the Company’s Class A common stock and $1,000 in cash.  As a result, as of December 28, 2009, the Company held 99.81 Holdco Units and CII held 0.19 Holdco Unit.  Pursuant to the terms of the Exchange Agreement, CII can exchange its 0.19 Holdco Unit for an additional 212,923 shares of the Company’s Class A common stock on or prior to November 30, 2014.  As of December 31, 2009, the Company had 112,580,532 shares of Class A Common Stock outstanding.

Press Release Announcing Dividend Payment

On December 31, 2009, the Company issued a press release announcing that the Board of Directors approved the payment of the dividend on the Company’s Series A 15% Pay-In-Kind Preferred Stock, which payment will be made in cash on January 15, 2010 to holders of record on January 4, 2010.  A copy of the press release announcing the record date is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

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ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

The following exhibits are filed pursuant to Item 8.01:

Exhibit No.	Description
99.1	Press Release dated December 31, 2009.*

* filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                CHARTER COMMUNICATIONS, INC.

Date: January 4, 2010

                               By: /s/ Kevin D. Howard
                                Name: Kevin D. Howard
                                Title: Senior Vice President - Finance, Controller and Chief Accounting Officer

EXHIBIT

Exhibit No.	Description
99.1	Press Release dated December 31, 2009.*

* filed herewith